EXHIBIT 23




   INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-7235 of Universal Foods Corporation on Form S-8 of our reports dated November 10, 1994 and March 15, 1995, appearing in the Annual Report on Form 10-K of Universal Foods Corporation for the year ended September 30, 1994 and in the Annual Reports on Form 11-K of Universal Foods Corporation Savings Plan and Universal Foods Corporation Retirement Employee Stock Ownership Plan for the year ended September 30, 1994, respectively, and to the reference to us under the heading "Experts" in such Prospectus.


   DELOITTE & TOUCHE LLP
   Milwaukee, Wisconsin
   September 27, 1995